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                                                                    EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

 IPC HOLDINGS ANNOUNCES IMPACT OF ESTIMATED CATASTROPHE LOSSES ON FOURTH QUARTER
                                    EARNINGS

    PEMBROKE, BERMUDA, January 31st, 2005. IPC Holdings, Ltd. (NASDAQ: IPCR) today announced that its fourth quarter, 2004 results will be adversely impacted by catastrophe losses, arising primarily from revised estimates with respect to the third quarter Florida hurricanes and Pacific typhoons. Based upon our analysis which has been revised using updated information provided by ceding companies, IPC expects the aggregate net impact on fourth quarter 2004 earnings from these events to be approximately $60 million, after taking into account reinstatement premium and reinsurance recoveries.

    The revised estimate of these losses will be partly offset by favourable development from prior year events, and on a preliminary basis, IPC expects fourth quarter net claims incurred to be approximately $50 million. This amount is subject to revision as a result of additional information becoming available to us. We expect to release our earnings for the fourth quarter and year ended December 31st, 2004 after the close of trading on February 22nd, 2005, and will be holding a conference call to discuss the results at 8:30 a.m. Eastern Time on February 23rd, 2005. The call will be webcast on the Internet and can be accessed via the Company's website, www.ipcre.bm.

    This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as "believes," "anticipates," "intends," "expects" and similar statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our estimates; (b) any lowering or loss of one of our financial ratings of our wholly-owned subsidiary, IPCRe Limited; (c) the effect of competition on market trends and pricing; (d) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere; and (e) other factors set forth in our most recent reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not intend, and are under no obligation, to update any forward-looking statement contained in this press release.

    IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

        CONTACT:  JIM BRYCE, PRESIDENT AND CHIEF EXECUTIVE OFFICER OR
                  JOHN WEALE, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

                  TELEPHONE:        441-298-5100


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